Exhibit 99.1

NEWS RELEASE
Contacts:	Dennard Lascar Investor Relations Ken Dennard / Natalie Hairston (713) 529-6600 STXB@dennardlascar.com

SPIRIT OF TEXAS BANCSHARES, INC. NAMES

ALLISON S. JOHNSON CHIEF FINANCIAL OFFICER

CONROE, TX – November 23, 2020 – Spirit of Texas Bancshares, Inc. (NASDAQ: STXB) (the “Company”), the bank holding company for Spirit of Texas Bank, announced that on November 19, 2020, the board of directors of the Company appointed Allison S. Johnson to serve as Executive Vice President and Chief Financial Officer of both the Company and its wholly-owned subsidiary, Spirit of Texas, SSB (the “Bank”), effective November 19, 2020.

Ms. Johnson has been serving as Interim Chief Financial Officer of the Company and the Bank since January 14, 2020. During and prior to that time, Ms. Johnson also served as Chief Accounting Officer of the Company and the Bank since 2016. Ms. Johnson began her career in the financial services industry as an auditor at PricewaterhouseCoopers and has spent the last decade focused on financial reporting in the banking industry, most recently at Florida Community Bank, N.A., where she served as the SEC Reporting Manager from 2012 to 2016. Ms. Johnson is a certified public accountant and has a Bachelor of Science in Accounting from the University of Florida and a Masters of Accountancy from Florida State University.

Dean O. Bass, Spirit’s Chairman and Chief Executive Officer, stated, “Allison Johnson has proven herself an outstanding chief financial officer this year and is very deserving of her elevated position. We have tremendous confidence in Allison’s ability and look forward to many years of her contributions to the growth of Spirit of Texas Bank.”

About Spirit of Texas Bancshares, Inc.

Spirit, through its wholly-owned subsidiary, Spirit of Texas Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Spirit of Texas Bank has 38 locations in the Houston, Dallas/Fort Worth, Bryan/College Station, Austin, San Antonio, Corpus Christi and Tyler metropolitan areas, along with offices in North Central and South Texas. Please visit https://www.sotb.com for more information.

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